    As filed with the Securities and Exchange Commission on December 21, 2000
                                                      Registration No. 333-____
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                             RCM TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

             Nevada                                      95-1480559
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation of organization)

                        2500 McClellan Avenue, Suite 350
                        Pennsauken, New Jersey 08109-4613
                    (Address of principal executive offices)

                     Nonqualified Deferred Compensation Plan
                            (Full title of the plan)

                                   Leon Kopyt
                      President and Chief Executive Officer
                             RCM Technologies, Inc.
                        2500 McClellan Avenue, Suite 350
                           Pennsauken, NJ 080109-4613
                                 (856) 486-1777
 (Name, Address and Telephone Number, including area code, of Agent for Service)

                                   Copies to:
                           Richard A. Silfen, Esquire
                           Morgan, Lewis & Bockius LLP
                               1701 Market Street
                           Philadelphia, PA 19103-2921
                                 (215) 963-5000

                                          CALCULATION OF REGISTRATION FEE
======================================================================================================================
    Title of Securities       Number of`         Proposed Maximum        Proposed Maximum
           to be             Shares to be         Offering Price             Aggregate              Amount of
        Registered            Registered           Per Share(1)          Offering Price(1)    Registration Fee (1)
----------------------------------------------------------------------------------------------------------------------
Common stock,                3,000,000 (2)            100%                 $3,000,000               $792.00
$0.05 par value
======================================================================================================================

(1) The Deferred Compensation Obligations are unsecured obligations of RCM Technologies, Inc. to pay deferred compensation in the future in accordance with the terms of the Nonqualified Deferred Compensation Plan

(2)   Estimated solely for the purpose of determining the registration fee.

===============================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents, as filed by RCM Technologies, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement and made a part hereof:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1999, as amended on Form 10-K/A filed with the Commission on February 28, 2000;

         (b) The Registrant's Transition Report on Form 10-Q for the transition period from November 1, 1999 to December 31, 1999;

         (c) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

         (d) The Registrant's Current Report on Form 8-K filed with the Commission on January 28, 2000;

         (e) The description of Registrant's common stock, par value $0.05, contained in the Registrant's Registration Statement filed on Form 10 on March 1, 1982.

         All reports and other documents hereafter filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference from the date of filing of such documents. Any statement contained in a document, incorporated, or deemed to be, by reference herein or contained in this registration statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Under the Nonqualified Deferred Compensation Plan (the "Plan"), the Company will provide eligible employees the opportunity to enter into agreements for the deferral of a portion of their future cash compensation. The obligations of the Company under such agreements (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

         The amount of compensation to be deferred by each participating employee will be determined in accordance with the Plan based on elections by the employee. Each Obligation will be payable upon termination of employment or retirement in accordance with the terms of the Plan. The Obligations will be indexed to one or more earnings options (the "Earnings Options") individually chosen by each employee participant from the list of mutual funds available under the Plan. Each employee participant's Obligation will be adjusted to reflect the investment experience of the selected Earnings Options, including any appreciation or depreciation. The Company is under no obligation to invest in such Earnings Options. The Obligations will be denominated and be payable in United States dollars.

         An employee participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by the terms of the Plan in the event there is no designated beneficiary or by court order in the case of marital dispute.

         The Obligations are not subject to redemption, in whole or in part, at the option of the Company prior to termination of employment, retirement or the individual payment dates specified by the participating employees. The Plan provides certain default distribution methods; however, participant may elect to receive a distribution under the Plan in such manner as is acceptable to the Plan Administrator. In addition, the Plan Administrator may, in its discretion, direct that a participant be paid an amount (not to exceed his Obligation) sufficient to meet a financial hardship as defined in the Plan. The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall (i) result in the distribution of amounts credited to a participant's deferral account in any manner other than as provided in the Plan, or (ii) reduce the availability of amounts previously deferred. The rules relating to distribution may be generally altered or specifically waived by the Plan Administrator in its sole discretion, but may not reduce the availability of amounts previously deferred unless it is necessary to do so to preserve the tax deferral on amounts deferred.

         The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each employee participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Subsection 1 of Section 78.7502 of the Nevada Revised Statutes ("NRS") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

         Subsection 2 of Section 78.7502 of the NRS empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances, the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         Section 78.7502 of the NRS further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

         Subsection 1 of Section 78.751 of the NRS provides that any discretionary indemnification under Section 78.7502 of the NRS, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

         Subsection 2 of Section 78.751 of the NRS provides that a corporation's articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

         Subsection 3 of Section 78.751 of the NRS provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to said
Section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the NRS, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

         The Registrant's Articles of Incorporation provide that the Company shall, to the full extent permitted by the NRS, indemnify all persons whom it has the power to indemnify pursuant thereto, including officers and directors of Registrant.

         Section 78.752 of the NRS empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person's status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

         The Registrant's Articles of Incorporation authorize the Registrant to maintain insurance to cover such liabilities. The Registrant has purchased Directors' and Officer's Liability Insurance to protect directors and officers of the Registrant from any liability asserted against them for acts taken or omissions occurring in their capacities as such. The Registrant's policy has an aggregate liability limit of $10,000,000. The Registrant is not required to maintain such insurance and there can be no assurance that the Registrant will continue to maintain such insurance or coverage in such amounts.

          Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issuer.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The following is a list of exhibits filed as part of this Registration Statement.

         Exhibit
         Number                   Exhibit
         ------                   -------

           4        Nonqualified Deferred Compensation Plan
           5        Opinion of Schreck Brignone Godfrey
          23.1      Consent of Grant Thornton LLP
          23.2      Consent of Schreck Brignone Godfrey (included in Exhibit 5)
          24        Power of Attorney (included in signature page)

Item 9.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pennsauken, state of New Jersey on this 21st day of December, 2000.

                                   RCM TECHNOLOGIES, INC.


                                   By: /s/ Leon Kopyt
                                       -------------------------------------
                                       Leon Kopyt
                                       President and Chief Executive Officer



         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Leon Kopyt, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to the Registration Statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


         Signature                               Title                                  Date
         ---------                               -----                                  ----

/s/ Leon Kopyt                         Chairman of the Board of Directors,        December 21, 2000
----------------------------           President and Chief Executive
Leon Kopyt                             Officer (Principal Executive Officer)

/s/ Stanton Remer                      Director, Chief Financial Officer,         December 21, 2000
----------------------------           Treasurer and Secretary (Principal
Stanton Remer                          Financial and Accounting Officer)

/s/ Norman S. Berson                   Director                                   December 21, 2000
----------------------------
Norman S. Berson


/s/ Robert B. Kerr                     Director                                   December 21, 2000
----------------------------
Robert B. Kerr

/s/ Woodrow B. Moats, Jr.              Director                                   December 21, 2000
----------------------------
Woodrow B. Moats, Jr.

/s/ Brian Delle Donne                  Director and Chief Operating               December 21, 2000
----------------------------           Officer
Brian Delle Donne

                             RCM TECHNOLOGIES, INC.

                                INDEX TO EXHIBITS


Exhibit Number     Document
--------------     --------

         4         Nonqualified Deferred Compensation Plan
         5         Opinion of Schreck Brignone Godfrey
        23.1       Consent of Grant Thornton LLP
        23.2       Consent of Schreck Brignone Godfrey (included in Exhibit 5)
        24         Power of Attorney (included in signature page)










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